Exhibit 99.1

Global Marine Business of
Power Products Holdings,
LLC
(A Carve-out of Certain Operations of Power Products
 Holdings, LLC)

Financial Statements
May 31, 2018

Contents

Independent auditor’s report	1

Financial statements

Balance sheet	2

Statement of operations	3

Statement of comprehensive income	4

Statement of changes in members’ capital	5

Statement of cash flows	6-7

Notes to financial statements	8-23

Independent Auditor’s Report

Board of Directors
Global Marine Business of Power Products Holdings, LLC

Report on the Financial Statements

We have audited the accompanying financial statements of the Global Marine Business of Power Products Holdings, LLC (the Company), which comprise the balance sheet as of May 31, 2018, the related statements of income, comprehensive income, changes in members’ equity and cash flows for the period from September 1, 2017 through May 31, 2018, and the related notes to the financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Marine Business of Power Products Holdings, LLC as of May 31, 2018, and the results of its operations and its cash flows for the period from September 1, 2017 through May 31, 2018, in accordance with accounting principles generally accepted in the United States of America.

/S/ RSM US LLP

Milwaukee, Wisconsin
October 1, 2018

Global Marine Business of Power Products Holdings, LLC
(A Carve-out of Certain Operations of Power Products Holdings, LLC)

Balance Sheet
May 31, 2018
(Dollar amounts in thousands)

Assets

Current assets:
Cash and cash equivalents	$25,681
Trade receivables, net	37,008
Inventories	51,632
Prepaid expenses and other current assets	4,045
Total current assets	118,366

Property, plant and equipment, net	11,594
Goodwill	158,150
Other intangible assets, net	158,117
Other long-term assets	140

Total assets	$446,367

Liabilities and Members’ Capital

Liabilities:
Accounts payable	$21,695
Accrued compensation expenses	7,239
Current maturities of long-term debt, net	4,504
Income taxes payable	2,307
Accrued interest	2,976
Warranty liability	2,459
Accrued rebates	2,453
Other current liabilities	3,590
Total current liabilities	47,223

Long-term liabilities:
Long-term debt, less current maturities, net	435,706
Other long-term liabilities	64
Deferred taxes	14,045
Total long-term liabilities	449,815

Total members’ capital	(50,671)

Total liabilities and members’ capital	$446,367

See notes to financial statements.

Global Marine Business of Power Products Holdings, LLC
(A Carve-out of Certain Operations of Power Products Holdings, LLC)

Statement of Operations
Period from September 1, 2017 through May 31, 2018
(Dollar amounts in thousands)

Net sales	$179,670
Cost of goods sold	102,406
Gross profit	77,264

Operating expenses	39,786
Amortization of intangible assets	13,331
Operating expenses	53,117

Operating income	24,147

Other expense:
Interest expense	(20,907)
Other income, net	(51)
Other expense	(20,958)

Income before income taxes	3,189

Income tax benefit	1,922

Net income	$5,111

See notes to financial statements.

Global Marine Business of Power Products Holdings, LLC
(A Carve-out of Certain Operations of Power Products Holdings, LLC)

Statement of Comprehensive Income
Period from September 1, 2017 through May 31, 2018
(Dollar amounts in thousands)

Net income	$5,111

Other comprehensive loss net of tax
(where applicable):
Foreign currency translation adjustments	(2,371)

Comprehensive income	$2,740

See notes to financial statements.

Global Marine Business of Power Products Holdings, LLC
(A Carve-out of Certain Operations of Power Products Holdings, LLC)

Statement of Changes in Members’ Capital
Period from September 1, 2017 through May 31, 2018
(Dollar amounts in thousands)

	Members’ Contributions	Accumulated Deficit	Intercompany Investment	Accumulated Other Comprehensive Income	Total Members’ Capital
Balance, August 31, 2017	$152,645	$(19,387)	$(108,967)	$9,593	$33,884
Members’ distribution	-	(1,341)	-	-	(1,341)
Intercompany investment - King acquisition	-	-	(85,954)	-	(85,954)
Other comprehensive loss	-	-	-	(2,371)	(2,371)
Net income	-	5,111	-	-	5,111

Balance, May 31, 2018	$152,645	$(15,617)	$(194,921)	$7,222	$(50,671)

See notes to financial statements.

Global Marine Business of Power Products Holdings, LLC
(A Carve-out of Certain Operations of Power Products Holdings, LLC)

Statement of Cash Flows
Period from September 1, 2017 through May 31, 2018
(Dollar amounts in thousands)

Cash flows from operating activities:
Net income	$5,111
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash items:
Depreciation	2,348
Amortization of other intangible assets	13,331
Deferred income tax	(2,989)
Amortization of debt issuance costs	1,351
Changes in operating assets and liabilities, net of effects of acquired business:
Trade receivables	(9,278)
Inventories	(3,253)
Prepaid expenses and other	(47)
Accounts payable	(3)
Accrued expenses	2,500
Income tax payable	1,030
Net cash provided by operating activities	10,101

Cash flows from investing activities:
Purchases of equipment	(1,383)
Proceeds from intercompany investment	7,511
Cash paid for business acquisition	(102,653)
Net cash used in investing activities	(96,525)

Cash flows from financing activities:
Proceeds from long-term borrowings	90,000
Payments on long-term borrowings	(2,252)
Payment for deferred financing costs	(51)
Cash distributions	(1,341)
Net cash provided by financing activities	86,356

Effect of foreign exchange rates on cash	(77)

Net decrease in cash and cash equivalents	(145)

Cash and cash equivalents:
Beginning	25,826

Ending	$25,681

Supplemental disclosures of cash flow information:
Cash paid for interest	$20,773
Cash paid for income taxes, net of refunds	$1,116

See notes to financial statements.

Global Marine Business of Power Products Holdings, LLC
(A Carve-out of the Certain Operations of Power Products Holdings, LLC)

Notes to Financial Statements
(Dollar Amounts in Thousands)

Note 1.	Background and Nature of Operations

On May 18, 2018, Power Products Holdings, LLC, a Delaware limited liability company, (the Company) entered into a non-binding proposal, providing for the sale of the Company, with Brunswick Corporation (Buyer). The Buyer intends to purchase the Company, including the associated entities of the Global Marine Business (the Marine Business), however, excluding the Electrical, Construction and Maintenance Business (the Excluded Entities) which will be spun-off into a new legal entity. On May 23, 2018, the Company and the Buyer entered into an exclusivity agreement in which the Company cannot knowingly facilitate any Alternative Proposal.

These financial statements and related notes cover the period September 1, 2017 through May 31, 2018 (the Short Year). The financial statements include the historical accounts of the Company, including the Marine Business and excluding the Excluded Entities. The Company sells its products through a combination of distributors, direct sales personnel and manufacturers’ representatives. The Company sells products which include electrical components and systems for the harsh environment and marine markets under the Ancor, Marinco, Guest, Mastervolt, Professional Mariner, Blue Sea Systems, Lenco Marine, Progressive Industries and BEP Marine brand names. These products are primarily sold to various customers in the industrial, marine, power generation, and retail markets, including West Marine, Land N Sea and Bass Pro. The Mastervolt business offers products including batteries, generators, battery chargers, inverters, display panels, wiring and fully integrated systems to the global marine market.

Note 2.	Basis of Preparation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) from accounting records of the Company using the historical results of operations and historical cost basis of the assets and liabilities of the Company, excluding the Excluded Entities. These financial statements have been prepared solely to demonstrate its historical results of operations, financial position and cash flows for the indicated periods under the Company’s management.

All intercompany balances and transactions within the Company have been eliminated in the financial statements. Transactions and balances between the Company and the Excluded Entities are reflected as related party transactions within these financial statements.

Related party transactions between the Company and the Excluded Entities are considered to be settled for cash in the statement of cash flows of the Company in the same period as reported by the Company. The total net effect of the settlement of these related party transactions is reflected in the statement of cash flows as an investing activity and in the balance sheet within members’ capital. Net Intercompany Investment represents the Company’s cumulative earnings (loss) as adjusted for cash distributions to and cash contributions from the Company.

Note 3.	Allocation of Certain Costs and Expenses

The historical costs and expenses reflected in the financial statements include an allocation for certain corporate and shared service functions historically provided by the Company, including, but not limited to, executive oversight, finance, legal, human resources, employee related costs including compensation, bonus and other benefits for corporate and shared employees, occupancy, information technology and other shared services.

Global Marine Business of Power Products Holdings, LLC
(A Carve-out of the Certain Operations of Power Products Holdings, LLC)

Notes to Financial Statements
(Dollar Amounts in Thousands)

Note 3.	Allocation of Certain Costs and Expenses (Continued)

Management believes the assumptions and allocations underlying the financial statements are reasonable. The expenses and cost allocations have been determined on a basis considered by the Company to be a reasonable reflection of the utilization of services provided to or the benefit received by the Company, excluding the Excluded Entities, during the period presented relative to the total costs incurred by the Company. However, the amounts recorded for these transactions and allocations are not necessarily representative of the amount that would have been reflected in the financial statements had the Company been an entity that operated independently of the Excluded Entities. Consequently, future results of operations of the Company will include costs and expenses that may be materially different from the Company’s historical results of operations, financial position and cash flows. Accordingly, the financial statements for this period are not indicative of the Company’s future results of operations, financial position and cash flows.

The amounts allocated to the Company for the Short Year ended May 31, 2018, were as follows:

Allocated Expenses
Cost of goods sold	$1,064
Selling, general and administrative expenses	9,007
Outside interest	20,435
Income taxes	86
Intercompany interest, royalties and dividends	(4,916)
Other income, net	83
Total allocated expenses	$25,759

Note 4.	Summary of Significant Accounting Policies

Geographic sales: The Company operates facilities primarily in North America, Europe and New Zealand. The Company’s geographic net sales were as follows:

Short Year Ended May 31, 2018 Net Sales
North America	$137,625
Europe	33,390
Asia Pacific	8,655

Total	$179,670

Comprehensive income: Comprehensive income is defined as the change in equity of a company enterprise from non-member transactions impacting members’ capital, which is not included in the statement of operations and is reported as a separate component of members’ capital. Comprehensive income is comprised of the recognition of the foreign currency translation adjustment in the amount of $2.4 million at May 31, 2018.

Global Marine Business of Power Products Holdings, LLC
(A Carve-out of the Certain Operations of Power Products Holdings, LLC)

Notes to Financial Statements
(Dollar Amounts in Thousands)

Note 4.	Summary of Significant Accounting Policies (Continued)

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (US GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign currency and foreign operations: The financial statements of certain foreign subsidiaries are translated to U.S. dollars using the period-end exchange rate for assets and liabilities and a weighted-average exchange rate for each period for revenues and expenses. The local currency is the functional currency for the Company’s foreign subsidiaries, and translation adjustments for these subsidiaries are recorded as a component of accumulated other comprehensive income in members’ capital.

The Company records foreign currency transaction gains and losses in other expense, net, on the accompanying statement of operations. The Company is exposed to currency risk on sales and purchases that are denominated in a currency other than the respective functional currencies of the business entities, primarily the United States Dollar, but also the Euro, New Zealand Dollar and Mexican Peso. The Company incurred approximately $0.034 million of foreign exchange losses during the Short Year related to such sales and purchases.

Assets located outside the United States totaled $98.8 million at May 31, 2018.

Revenue recognition: The Company recognizes revenue when title and the risks and rewards of ownership are passed to the customers, generally upon shipment of products to customers. Certain of the Company’s subsidiaries provide rebates to customers under the terms of various agreements. The rebate amounts are recorded as a reduction of revenue on the financial statements. Accrued customer rebates at May 31, 2018, were $2.5 million.

Customer sales are recorded net of an allowance for returns, which is recognized as a reduction of net sales on the financial statements. The corresponding liability is recorded within other current liabilities.

Research and development costs: Research and development expenditures represent costs to discover and apply new knowledge in developing new products, processes, or in bringing about a significant improvement to an existing product or process and are expensed as incurred. Such costs incurred were $6.1 million during the Short Year. The Company also incurs significant costs in connection with fulfilling custom orders and developing unique solutions for unique customer needs which are not included in these research and development expense totals.

Accounting for shipping and handling costs: The Company records costs associated with shipping its product within cost of goods sold. In addition, shipping and handling cost recovery from a sale transaction to a customer is accounted for in net sales.

Cash and cash equivalents: The Company considers all highly liquid debt instruments purchased with original maturities of 90 days or less to be cash equivalents.

Global Marine Business of Power Products Holdings, LLC
(A Carve-out of the Certain Operations of Power Products Holdings, LLC)

Notes to Financial Statements
(Dollar Amounts in Thousands)

Note 4.	Summary of Significant Accounting Policies (Continued)

Restricted cash: During November 2017, the Company’s restricted cash balance from the sale of its Acme and Turner businesses in 2015 was released from escrow as the terms of the sales agreement were satisfied.

Financial instruments: The Company’s financial instruments include cash and cash equivalents, trade receivables, accounts payable, accrued expenses and debt (both short and long-term). The carrying values of cash and cash equivalents, trade receivables, accounts payable and accrued expenses approximate their estimated fair values due to the short-term maturity of those instruments. The fair value of the Company’s debt approximates its carrying value due to the variable interest rates and terms that are comparable with currently available financing terms. The Company has no financial instruments for which the carrying value differs materially from fair value.

Trade receivables: The majority of the Company’s trade receivables are due from companies in the material handling, industrial and retail markets. Credit is extended based on evaluation of a customer’s financial condition and collateral is generally not required. Trade receivables are generally due within 30 to 60 days and are stated at amounts due from customers net of an allowance for doubtful accounts and reserve for cash discounts, which together total $1.2 million at May 31, 2018. Some customers have extended payment terms, none exceeding one year. Accounts outstanding longer than the contractual payment terms are considered past due.

The Company determines its allowance for doubtful accounts by considering a number of factors, including the length of time accounts receivable are past due, the Company’s loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and industry as a whole. The Company writes off trade receivables when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

Concentration of risk: Financial instruments that potentially subject the Company to concentrated credit risks consist primarily of cash and trade receivables. Credit risk on trade receivables is minimized as a result of the large and diverse nature of the Company’s customer base. The Company places its temporary cash balances with high credit quality financial institutions. At times such balances may be in excess of insured limits. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits.

Inventories: Inventories are comprised of material, direct labor and manufacturing overhead, and are stated at the lower of cost or net realizable value. Inventory cost is determined using the first-in, first-out method.

The Company determines its reserve for obsolete and slow-moving inventories based on various factors, including sales history, age of inventory and expected future sales.

Product warranty costs: The Company generally offers its customers a standard warranty on products sold, although warranty periods may vary by product type and application. Additionally, a certain subsidiary of the Company has also sold extended warranty plans. The terms of the extended warranties primarily range between ten and twenty years with coverage that starts after the expiration of the standard warranty. The reserve for future warranty claims is based on historical claim rates and current warranty cost experience.

Global Marine Business of Power Products Holdings, LLC
(A Carve-out of the Certain Operations of Power Products Holdings, LLC)

Notes to Financial Statements
(Dollar Amounts in Thousands)

Note 4.	Summary of Significant Accounting Policies (Continued)

The following is a reconciliation of the changes in product warranty reserves for the Short Year ended May 31, 2018:

Beginning balance, August 31, 2017	$4,319
Provision for newly issued warranties	(21)
Warranty payments	(1,815)
Impact of changes in foreign currency rates	(24)
Ending balance, May 31, 2018	$2,459

All costs incurred to service the warranties are charged against the warranty liability as incurred.

Property, plant and equipment: Property, plant and equipment are stated at cost less accumulated depreciation. Plant and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets, ranging from three to seven years for machinery and equipment, three to five years for computer equipment, and five to seven years for office furniture and equipment. Leasehold improvements are amortized over the life of the related asset or the term of the lease, whichever is shorter.

Goodwill and other intangible assets: Goodwill represents the excess of the cost of an acquisition over the fair value of the Company’s share of the net identifiable assets of the acquired subsidiary at the date of acquisition. Goodwill is allocated to the reporting unit expected to benefit from the synergies of the combination for the purpose of impairment testing. Goodwill is tested, at the reporting unit level, for impairment annually or if events or changes in circumstances indicate that the carrying amount may not be recoverable. Goodwill is carried at cost less accumulated impairment losses. Impairment losses on goodwill are not reversed. See further discussion of impairment testing under “Impairment of long-lived assets, including goodwill” below.

The Company’s reporting units with significant balances of goodwill include Marine and Del City. The reporting units are aligned with the operating segments of the Company. Allocation of goodwill between reporting units was based on relative fair value at the time of acquisition.

Intangible assets are recognized only when it is probable that the expected future economic benefits attributable to the assets will accrue to the Company and the cost can be reliably measured. Intangible assets acquired separately by the Company are initially recorded at cost and those acquired in a business combination are recorded at fair value.

Customer relationships, patents and trademarks are being amortized on a straight-line basis while developed technology is being amortized over the useful economic life of the asset, over the following estimated lives:

Category	Years
Developed technology	7
Customer relationships	10
Trademarks	20
Patents	7

Global Marine Business of Power Products Holdings, LLC
(A Carve-out of the Certain Operations of Power Products Holdings, LLC)

Notes to Financial Statements
(Dollar Amounts in Thousands)

Note 4.	Summary of Significant Accounting Policies (Continued)

Intangible assets are reviewed for impairment annually or if events or changes in circumstances indicate that the carrying amount may not be recoverable. See further discussion of impairment testing under “Impairment of long-lived assets, including goodwill” below.

Impairment of long-lived assets, including goodwill: Long-lived assets that have an indefinite useful life, for example goodwill, are not subject to amortization and are tested annually for impairment and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its fair value.

Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of the asset is measured by comparison of the carrying amount to future undiscounted cash flows the asset is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds the fair value. See Note 8 for a discussion of the Company’s long-lived assets, including goodwill impairment tests as of May 31, 2018, and the estimates and judgments made by management in determining the fair value of the Company’s reporting units.

Other current liabilities: Other current liabilities is comprised primarily of accruals for legal and other professional fees, sales commissions, freight and other accruals related to the operations of the Company.

Deferred financing costs: Deferred financing costs of $8.7 million at May 31, 2018, relating to the Company’s financing are being amortized on an effective interest basis over the lives of the related debt agreements. These costs are presented in the balance sheet as a direct deduction from the carrying amount of the debt liability. Amortization expense was $1.4 million for the Short Year and is recorded in interest expense on the accompanying statement of operations. Accumulated amortization was $2.9 million at May 31, 2018. See Note 9.

Income taxes: For income tax purposes, the Company is treated as a partnership. Taxable income is reported through the income tax returns of its members.

For certain wholly owned domestic and foreign C-Corp subsidiaries, deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Foreign subsidiaries are subject to foreign taxes on their taxable income and file income tax returns in France, Germany, Netherlands, New Zealand and the United Kingdom. Deferred tax assets and liabilities are recorded and presented as non-current and are netted by jurisdiction.

Global Marine Business of Power Products Holdings, LLC
(A Carve-out of the Certain Operations of Power Products Holdings, LLC)

Notes to Financial Statements
(Dollar Amounts in Thousands)

Note 4.	Summary of Significant Accounting Policies (Continued)

The Company follows the accounting standard on accounting for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses de-recognition, classification, interest and penalties on income taxes, and accounting in interim periods.

The Company files tax returns in all appropriate jurisdictions, which include a federal tax return and the State of Wisconsin return, as well as numerous other required state and international filings. The Company has no prior open tax years. When, and if applicable, potential interest and penalty costs are accrued as incurred, with expenses recognized in operating expenses in the statement of operations.

New accounting pronouncements: In December 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients. The amendments in these four ASUs provide clarification on narrow aspects of the new revenue recognition guidance and do not change the core principle of Topic 606. See discussion of ASU 2014-09 later in this section.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires that restricted cash be included in the beginning and ending cash balances on the statement of cash flows. The amendments are effective for fiscal years beginning after December 15, 2018, and should be applied retrospectively to each period presented. The Company early adopted this standard and the changes have been reflected in the statement of cash flows in these financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, relating to the accounting for share-based payments. Upon adoption, from a statement of income viewpoint, the new guidance will require all income tax effects of share-based awards to be recognized in the income statement when the awards vest or are settled, and allows companies an additional election in the methods to estimate forfeitures of share-based payments. It also increases the amount an employer can withhold to satisfy the employer’s statutory income tax withholding obligation while still qualifying for the exception to liability classification of the share-based awards. From a statement of cash flows viewpoint, the new guidance requires that excess tax benefits be classified as an operating activity and cash paid to a tax authority when shares are withheld to satisfy the employer’s statutory income tax withholdings be classified as a financing activity. This update is effective for fiscal years beginning after December 15, 2017, with early adoption permitted with any adjustments reflected as of the beginning fiscal year of adoption. The Company is currently assessing the impact of this standard on its financial statements and the timing of adoption.

Global Marine Business of Power Products Holdings, LLC
(A Carve-out of the Certain Operations of Power Products Holdings, LLC)

Notes to Financial Statements
(Dollar Amounts in Thousands)

Note 4.	Summary of Significant Accounting Policies (Continued)

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which amends the existing guidance on the accounting for leases. This guidance will require a lessee to recognize a right-to-use asset and a lease liability for both financing and operating leases, with the option of a policy election permitting an exception to this guidance for leases whose term is twelve months or less. For finance leases, the lessee will recognize interest expense and amortization of the right-of-use asset, and for operating leases the lessee will recognize a straight-line lease expense. This guidance is effective for fiscal years beginning after December 15, 2019, with early adoption permitted. The new standard must be adopted using a modified retrospective transition at the beginning of the earliest comparative period presented. The Company is currently assessing the impact of adopting this standard on its financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. Under ASU 2014‑09, an entity will recognize revenue when it transfers promised goods or services to customers in an amount that reflects what it expects in exchange for the goods or services. It also requires more detailed disclosures to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. This guidance is effective for annual periods beginning on or after December 15, 2018. The Company is currently evaluating the impact of adopting this standard.

Note 5.	Inventories

A summary of net inventory at May 31, 2018, is as follows:

Inventories on a first-in, first-out (FIFO) basis:
Raw materials	$6,031
Work-in-process	6
Finished goods (including in-transit inventory)	45,595
$51,632

Global Marine Business of Power Products Holdings, LLC
(A Carve-out of the Certain Operations of Power Products Holdings, LLC)

Notes to Financial Statements
(Dollar Amounts in Thousands)

Note 6.	Property, Plant and Equipment

A summary of property, plant and equipment at May 31, 2018, is as follows:

Land and buildings	$2,090
Machinery and equipment	8,616
Office furniture and equipment	1,345
Leasehold improvements	649
Computer, software and equipment	3,313
Vehicles	210
16,223

Less accumulated depreciation	(4,977)
11,246

Construction in progress	348

Property, plant and equipment	$11,594

Note 7.	Other Intangible Assets

Other intangible assets consist of the following at May 31, 2018:

	Gross carrying amount	Change related to foreign exchange	Accumulated amortization	Net carrying amount
Developed technology	$2,600	$63	$(639)	$2,024
Customer relationships	163,000	3,330	(24,207)	142,123
Trademarks	14,700	292	(1,075)	13,917
Patents	53	-	-	53
	$180,353	$3,685	$(25,921)	$158,117

Amortization expense for the Short Year is $13.3 million. Amortization expense is included in operating expenses on the accompanying statement of operations.

Global Marine Business of Power Products Holdings, LLC
(A Carve-out of the Certain Operations of Power Products Holdings, LLC)

Notes to Financial Statements
(Dollar Amounts in Thousands)

Note 7.	Other Intangible Assets (Continued)

The estimated aggregate future annual amortization of other intangible assets is as follows:

Years ending May 31,
2019	$17,762
2020	17,762
2021	17,762
2022	17,762
2023	17,762
Thereafter (weighted average remaining life 9.4 years)	69,307
$158,117

Note 8.	Goodwill

In accordance with the Company’s policy to test goodwill for impairment at least annually, the Company tested goodwill allocated to the reporting units for impairment as of May 31, 2018. Goodwill from the Company was allocated to the reporting units based on the relative fair value of the units to the Company’s total fair value at the time of acquisition. Management determined the consideration to be exchanged defined in the Valuation Report to be the most objective measurement of fair value of the Company. The Company’s reporting units with significant balances of goodwill include Marine and Del City. The reporting units are aligned with the operating segments of the Company. The reporting units are aligned with the way the Company is managed and the way current oversight is provided. Based on the aggregate purchase price of $910 million for the Company exceeding the Company’s carrying amount of $(56) million, there was no goodwill impairment for the period from September 1, 2017 through May 31, 2018.

Note 9.	Long-Term Debt

The Company had the following debt outstanding as of May 31, 2018:

	Debt	Deferred financing costs	Net debt
Term loan	$356,398	$(5,652)	$350,746
Subordinated debt	92,500	(3,036)	89,464
Total	448,898	(8,688)	440,210
Less: current maturities	6,309	(1,805)	4,504
Long-term debt	$442,589	$(6,883)	$435,706

The Company entered into two credit facilities on December 20, 2016, a $300 million Term and Revolver Credit Facility (the Term Facility) and a $92.5 million Term Loan Facility (the Subordinated Debt Facility) with nationally recognized financial institutions.

Global Marine Business of Power Products Holdings, LLC
(A Carve-out of the Certain Operations of Power Products Holdings, LLC)

Notes to Financial Statements
(Dollar Amounts in Thousands)

Note 9.	Long-Term Debt (Continued)

Under the terms of the aforementioned agreements, the Company borrowed $270 million and $92.5 million as term loans under the Term Facility and the Subordinated Debt Facility, respectively. The term loan under the Term Facility matures in December 2022, with principal payments due quarterly. The term loan under the Subordinated Debt Facility matures in December 2023 and principal payments are not due until maturity. The Company may be required to make prepayments on the term loans under the terms of the agreements as certain transactions occur.

In May 2018, the Company amended its Term Facility to borrow an additional $90 million to fund the acquisition of King Innovation. The Company incurred approximately $0.5 million in fees, $0.4 of which were recorded as interest expense and $0.1 of which were capitalized as deferred financing costs. At May 31, 2018, the interest rate on the Term Facility was 6.36%.

The Term Facility also provides the Company with a $30 million revolving line of credit facility through December 20, 2021, which allows the Company to borrow on a short-term basis from time to time as working capital and other operational needs arise. Borrowings under the revolving line of credit may include letters of credit commitments and are subject to certain terms and conditions as defined in the Term Facility. As of May 31, 2018, there were no outstanding borrowings or letters of credit on the revolving line of credit.

The interest rate for the Term Facility is subject to fluctuation during its term based on changes in the LIBOR Rate (2.36% at May 31, 2018), Federal Funds Rate (1.25% at May 31, 2018) or the Prime Rate (4.25% at May 31, 2018). The interest rate is based on the classification of the borrowing. For LIBOR Rate Borrowings, interest is the LIBOR rate plus 4.00%. For all other borrowing classifications, it is the greater of the Federal Funds Effective Rate plus .50% or the Prime Rate.

The interest rate for the Subordinated Debt Facility is the LIBOR rate plus 9.00%. At May 31, 2018, the interest rate on the Subordinated Debt Facility was 11.36%.

The Company pays a commitment fee on the unused revolving line of credit. The rate varies based on whether the terms of the first lien leverage ratio as defined are met. If met, the rate is 0.375% per annum, if not met, the rate is 0.5% per annum. At May 31, 2018, the fee was 0.375% per annum.

The Term Facility contains various covenants, which among other restrictions, place certain limitations on the Company’s ability to borrow and stipulate that the occurrence of certain events would accelerate the maturity date of the underlying debt. The Term Facility also requires the Company to maintain a series of leverage ratios including a total net leverage ratio and a first lien leverage ratio. The Term Facility is guaranteed by the Company’s parent and certain U.S. subsidiaries and certain of the foreign subsidiaries. The Subordinated Debt Facility is not subject to covenants.

Borrowings under the Term Facility and the Subordinated Debt Facility are collateralized by substantially all of the assets of the Company.

Global Marine Business of Power Products Holdings, LLC
(A Carve-out of the Certain Operations of Power Products Holdings, LLC)

Notes to Financial Statements
(Dollar Amounts in Thousands)

Note 9.	Long-Term Debt (Continued)

The future annual debt principal payments are as follows:

Years ending May 31,	Debt payment
2018	$6,309
2019	6,309
2020	6,309
2021	6,309
2022	331,162
Thereafter	92,500
$448,898

Note 10.	Income Taxes

Income tax expense consisted of the following:
Short Year ended
May 31, 2018
Current
Domestic	$-
Foreign	-
-

Deferred
Domestic	(2,991)
Foreign	1,069
(1,922)

Income tax benefit	$(1,922)

Global Marine Business of Power Products Holdings, LLC
(A Carve-out of the Certain Operations of Power Products Holdings, LLC)

Notes to Financial Statements
(Dollar Amounts in Thousands)

Note 10.	Income Taxes (Continued)

The deferred tax assets and liabilities consist of the following components:

Short Year ended
May 31, 2018
Deferred tax assets:
Book reserves	$37
Tax basis goodwill	3,733
3,770

Deferred tax liabilities:
Intangible assets	(17,232)
Property, plant and equipment	(583)
(17,815)

Net deferred tax liability	$(14,045)

Note 11.	Commitments and Contingencies

The Company leases certain facilities, computers, equipment and vehicles under various lease agreements generally over periods of 3 to 20 years. Total rental expense under operating leases was $2.6 million for the Short Year. The minimum annual rentals on non-cancelable, long-term, operating leases in effect at May 31, 2018, are as follows:

Future minimum lease payments:

2018	$3,658
2019	3,162
2020	2,262
2021	1,703
2022	1,656
Thereafter	3,051
$15,492

The Company is involved in certain matters of litigation, substantially all of which have arisen in the ordinary course of business. It is the opinion of management that these matters will not materially affect the Company’s financial position.

Note 12.	Employee Benefit Plans

Most of the Company’s employees are covered by a discretionary defined contribution retirement plan. Costs of the defined contribution plan are generally accrued in amounts determined on the basis of percentages, established annually by the Company, of employee compensation for the subsidiaries covered by such a plan. The plan is a Safe Harbor where matching contributions were funded after each bi-weekly pay period. Retirement plan expense for the plan for the Short Year was $0.13 million.

Global Marine Business of Power Products Holdings, LLC
(A Carve-out of the Certain Operations of Power Products Holdings, LLC)

Notes to Financial Statements
(Dollar Amounts in Thousands)

Note 13.	Related-Party Transactions

The Company pays Director fees of $0.07 million annually per Director and provides reimbursement for expenses incurred while conducting business on behalf of the Company to two Board of Director members. The Director fees are paid on a quarterly basis. No related liability existed at May 31, 2018.

The intercompany investment opening balance within the statement of changes in members’ capital is a combination of the Excluded Entities debt and cash balances attributed to the Company as the obligor to the debt, with the cash held as collateral. The current year activity within the intercompany investment balance is the debt associated with the King and Bergen acquisitions, which took place in May of 2018 and October 2017, respectively.

Additionally, refer to Note 3 for allocation of certain costs and expenses to the Company.

Note 14.	Members’ Interests

The Company has the authority to issue the following classes: Class A Units, Class B Units, Class C Units, Class D-1 Units, Class D-2 Units and Class D-3 Units. Each of the classes can be issued in an unlimited amount of units. Class A Units, Class C Units, Class D-1, Class D-2 and Class D-3 Units are nonvoting units. During the Short Year, the Company distributed $1.3 million to holders of Class A and Class B Units.

At May 31, 2018, there are 18,220,991 Class A Units and 134,379,837 Class B Units issued and outstanding. The Class A Units earn a dividend yield of 8% per year; the net unpaid cumulative dividend at May 31, 2018, was $2.1 million.

In October 2017 and May 2018, the Company issued Class C, D-1, D-2 and D-3 Units to certain employees at fair value of $0.45, $0.41, $0.38 and $0.35 per share, respectively. Class C Units issued vest annually over a five year period and do not expire. Vesting can be accelerated upon a change of control as defined in the operating agreement. The Class D-1, D-2 and D-3 Units vest after attaining certain financial performance objectives as detailed in the operating agreement. The cost of the D Units is expected to be recognized over a period of 4.8 years.

The Company recognized an immaterial amount of compensation expense in the Short Year based on the fair value grant date of the Class C and D Units. Fair value was determined using an option-pricing model. Assumptions included utilizing the Company’s fair value at the grant date. Option lives were estimated at 5 years which approximates Genstar Capital Partners average investment period and discounts for lack of control and marketability were applied to arrive at the fair value prices. Additionally, expected volatility was assumed to be 65% and the risk free rate of return utilized was 1.9%. At May 31, 2018 there were 10,842,916, 3,615,028, 3,615,028 and 3,615,028 units of Class C, D-1, D-2 and D-3 authorized, respectively.

Global Marine Business of Power Products Holdings, LLC
(A Carve-out of the Certain Operations of Power Products Holdings, LLC)

Notes to Financial Statements
(Dollar Amounts in Thousands)

Note 14.	Members’ Interests (Continued)

A summary of Class C and D Unit activity is as follows:

	Number of Units				Weighted Average Grant Date Fair Value
	Class C	Class D-1	Class D-2	Class D-3
Outstanding at September 1, 2017	1,292,474	430,824	430,824	430,824	0.42
Granted	260,229	86,743	86,743	86,743	0.42
Forfeited	-	-	-	-	0.00
Outstanding at May 31, 2018	1,552,703	517,567	517,567	517,567	0.42
Vested at May 31, 2018	-	-	-	-

As of May 31, 2018, there was $1.0 million of total unrecognized compensation cost related to the members’ interest. That cost is expected to be recognized over a weighted average period of 3.6 years.

In corresponding alphabetical order of the class unit letter, each class of member interest has distribution preference over subsequent classes. For example, Class B Units are eligible to share in distributions only if all Class A Units have received minimum distributions, as defined in the agreements.

Note 15.	Subsequent Events

The Company has conducted subsequent events review through October 1, 2018, which is the date the financial statements were available to be issued. With the exception of the matters discussed below, there were no other material subsequent events that required recognition or additional disclosure in the financial statements.

On June 28, 2018, the Company entered into an agreement and plan of merger with Brunswick Corporation to sell the Company, excluding the Excluded Entities, for an aggregate value of $910 million. The closing date for the transaction is August 9, 2018.